SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934
         Date of Report (Date of Earliest Event Reported): July 24, 1998


                          e.spire Communications, Inc.
           (formerly known as American Communications Services, Inc.)
             (Exact name of registrant as specified in its charter)


State of Delaware                   0-25314                  52-1947746
(State or other jurisdiction of     (Commission             (I.R.S. Employer
incorporation or organization)      File No.)                Identification No.)

133 National Business Parkway, Suite 200
Annapolis Junction, Maryland                                 20701
(Address of Principal Executive                              (Zip Code)
Offices)

(301) 361-4200
(Registrant's telephone number,
including area code)



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Item 5.           Other Events.

On July 24,1998, e.spire Communications, Inc. (NASDAQ: ESPI) issued a press release that it had completed a private placement of 10 5/8 % Senior Discount Notes due 2008 yielding gross proceeds of approximately $225 million. The Notes will pay cash interest semi-annually in arrears beginning January 1, 2004.

The net proceeds from the sale of the Notes will be utilized to fund the Company's continuing sales, marketing and product development costs; expansion of its high speed multi-protocol access infrastructure; enhancement of its operational support systems; deployment of switching equipment; and for general corporate purposes.

The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sales would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       e.spire Communications, Inc.
                                       By:


Date:  July 27, 1998                  /s/ Riley M. Murphy
                                      -------------------
                                      Riley M. Murphy, Executive Vice President
                                      Legal and Regulatory Affairs and Secretary